Filed pursuant to Rule 424(b)(2)
Registration No. 333-153665
Prospectus Supplement
(To Prospectus dated September 25, 2008)

EOG RESOURCES, INC.

$400,000,000 6.125% Senior Notes due 2013
$350,000,000 6.875% Senior Notes due 2018

We are offering $400,000,000 of our 6.125% Senior Notes due 2013 and $350,000,000 of our 6.875% Senior Notes due 2018. In this prospectus supplement, we refer to the 6.125% Senior Notes due 2013 as the “2013 notes”, the 6.875% Senior Notes due 2018 as the “2018 notes” and the 2013 notes and the 2018 notes together as the “notes”.

Interest on the notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2009. The 2013 notes will mature on October 1, 2013 and the 2018 notes will mature on October 1, 2018. We may redeem some or all of the notes of either series at any time and from time to time prior to their maturity. The make-whole redemption prices are discussed under the heading “Description of Notes—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness, unless the notes become secured by those assets. The notes will also be structurally subordinated to the indebtedness and all other obligations of our subsidiaries.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus.

	Public offering	Underwriting	Proceeds
	price(1)	discount	to us

Per 2013 note	99.961%	0.600%	99.361%
Total	$399,844,000	$2,400,000	$397,444,000

Per 2018 note	99.465%	0.650%	98.815%
Total	$348,127,500	$2,275,000	$345,852,500

(1)	Plus accrued interest, if any, from September 30, 2008.

The underwriters expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about September 30, 2008.

Joint Book-Running Managers

J.P. Morgan	Banc of America Securities LLC	Citi

Deutsche Bank Securities	Lazard Capital Markets	UBS Investment Bank

September 25, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of those documents.

Unless the context requires otherwise, references to “EOG,” “we,” “us,” “our” or “the Company” each refers to EOG Resources, Inc., a Delaware corporation, and our subsidiaries.

S-i

About this prospectus supplement
and the accompanying prospectus

This document consists of two parts. The first part is the prospectus supplement, which describes the terms of this offering. The second part, the accompanying prospectus dated September 25, 2008, contains more general information, some of which may not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you below and in “Where You Can Find Additional Information” in the accompanying prospectus.

S-ii

Available information

We file annual, quarterly and other reports and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room and its copying charges. You can also find our filings at the SEC’s website at http://www.sec.gov and on our website at http://www.eogresources.com. Information contained on our website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this prospectus supplement or the accompanying prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents without actually including the specific information in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and may replace this information and information previously filed with the SEC. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the SEC on May 8, 2008;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed with the SEC on July 29, 2008; and

•	Our Current Reports on Form 8-K filed with the SEC on January 9, 2008 (specifically excluding the information furnished under Item 7.01 therein), February 7, 2008 (reporting under Items 7.01 and 8.01, but specifically excluding the information furnished under Item 7.01 therein), March 6, 2008, May 14, 2008 (specifically excluding the information furnished under Item 7.01 therein), and July 29, 2008 (reporting under Items 2.02, 5.02 and 9.01, but specifically excluding the information furnished under Items 2.02 and 9.01 therein).

We also incorporate by reference into this prospectus supplement and the accompanying prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” until we sell all of the securities offered by this prospectus supplement, other than information furnished to the SEC under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K which information is not deemed filed under the Exchange Act and is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

You may request a copy of these filings at no cost by writing or telephoning our Corporate Secretary at our principal executive offices, located at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, telephone: (713) 651-7000.

S-iii

Prospectus supplement summary

This summary highlights selected information about us and this offering contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to carefully read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference prior to deciding whether to purchase notes.

Our company

We are one of the largest independent (non-integrated) oil and natural gas companies in the United States with proved reserves in the United States, Canada, Trinidad, the United Kingdom North Sea and China. Our business strategy is to maximize the rate of return on investment of capital by managing operating and capital costs. This strategy is intended to enhance the generation of cash flow and earnings from each unit of production on a cost-effective basis. We focus our drilling activity toward natural gas deliverability in addition to natural gas reserve replacement and crude oil exploration and exploitation. We also focus on the cost-effective utilization of advanced technologies, as appropriate, throughout our operations, to reduce the risks associated with all aspects of oil and gas exploration, development and exploitation.

We implement our strategy by emphasizing the drilling of internally generated prospects in order to find and develop low cost reserves. We also make select strategic acquisitions designed to result in additional economies of scale or land positions that provide additional prospects. Maintaining the lowest possible operating cost structure that is consistent with prudent and safe operations is also an important goal in the implementation of our strategy. Management continues to believe that we have one of the strongest prospect inventories in our history.

At December 31, 2007, our total estimated net proved reserves were 7,745 billion cubic feet equivalent (Bcfe), of which 6,669 billion cubic feet were natural gas reserves and 179 million barrels, or 1,076 Bcfe, were crude oil, condensate and natural gas liquids reserves. Approximately 67% of our reserves (on a natural gas equivalent basis) were located in the United States, 17% in Canada and 16% in Trinidad.

Offices

We are a Delaware corporation organized in 1985. Our principal executive offices are located at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, and our telephone number at that address is (713) 651-7000.

The offering

Issuer	EOG Resources, Inc.

Notes Offered	$750,000,000 aggregate principal amount of notes, consisting of:

• $400,000,000 principal amount of 6.125% senior notes due 2013.

• $350,000,000 principal amount of 6.875% senior notes due 2018.

Maturity	2013 notes—October 1, 2013.

2018 notes—October 1, 2018.

Interest Rate	2013 notes—6.125% per annum.

2018 notes—6.875% per annum.

Interest Payment Dates	Interest will be paid semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2009. Interest on the notes will accrue from September 30, 2008.

Use of Proceeds	We estimate that we will receive aggregate net proceeds of approximately $742.5 million from the sale of the notes, after deducting underwriting discounts and commissions and estimated offering expenses. We will use the aggregate net proceeds from this offering for general corporate purposes, including repayment of outstanding commercial paper and borrowings under other uncommitted credit facilities. See “Use of Proceeds.”

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness, unless the notes become secured by those assets. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the notes. See “Description of Debt Securities—Limitations on Liens” in the accompanying prospectus. The notes will also be structurally subordinated to the indebtedness and all other obligations of our subsidiaries.

As of June 30, 2008, we had $1,147 million of total unsecured indebtedness, $407 million of which was indebtedness of our subsidiaries, and no secured indebtedness.

Optional Redemption	We may redeem the notes of either series in whole at any time or in part from time to time at a make-whole redemption price, as described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.

Covenants	The notes will be issued under an indenture with The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A. (formerly, Texas Commerce Bank National Association)), as trustee. The indenture contains various covenants, including limitations on securing indebtedness by liens on principal properties.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Debt Securities” in the accompanying prospectus.

Additional Issuances	We may at any time and from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of either series having the same terms as and ranking equally and ratably with the notes of such series being offered hereby in all respects (except for the public offering price, issue date and, if applicable, the first payment of interest thereon), as described under the heading “Description of Notes—Principal, Maturity and Interest.”

Book-Entry	The notes will be issued in book-entry form and will be represented by one or more fully registered global notes deposited with, or on behalf of, The Depository Trust Company, or “DTC,” and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee. See “Description of Notes—Book-Entry System.”

Trustee	The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A. (formerly, Texas Commerce Bank National Association)).

Governing Law	The notes and the indenture relating to the notes will be governed by Texas law.

Risk Factors	You should carefully consider the information under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and all other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before deciding to invest in the notes.

For additional information regarding the notes, please read “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Summary consolidated financial information

The table shown below presents our summary consolidated financial information as of the dates and for the periods indicated. The summary consolidated financial information as of and for each of the years ended December 31, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements and related notes. The summary consolidated financial information as of June 30, 2008 and 2007 and for the six-month periods then ended have been derived from our unaudited consolidated financial statements and related notes, which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments necessary for a fair statement of the information. The results for the six-month period ended June 30, 2008 are not necessarily indicative of the results that may be expected for the full fiscal year. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six months ended June 30,		Year ended December 31,
(in thousands)	2008	2007	2007	2006	2005

Income Statement Data:
Net operating revenues	$2,133,499	$1,939,724	$4,190,791	$3,912,542	$3,633,029
Operating expenses	1,509,676	1,136,002	2,542,395	2,008,989	1,628,398
Operating income	623,823	803,722	1,648,396	1,903,553	2,004,631
Other income, net	14,892	15,924	29,250	52,246	23,012
Net income	419,162	524,720	1,089,918	1,299,885	1,259,576
Balance Sheet Data (as of end of specified period):
Total assets	$14,224,767	$10,524,264	$12,088,907	$9,402,160	$7,753,320
Current and long-term debt	1,147,000	883,842	1,185,000	733,442	985,067
Total stockholders’ equity	7,426,171	6,292,589	6,990,094	5,599,671	4,316,292

Risk factors

You should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Exchange Act reports for a discussion of risk factors that may affect our business. Realization of any of those or the following risks or adverse results from any matter listed under the heading “Information Regarding Forward-Looking Statements” in the accompanying prospectus or in our Exchange Act reports could have a material adverse effect on our business, financial condition, cash flows and results of operations, and you might lose all or part of your investment.

Risks related to the notes

The notes will be unsecured and, therefore, will be effectively subordinated to any of our secured debt, to the extent of the value of assets securing such debt.

The notes will not be secured by any of our assets. As a result, the notes are effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. In addition, the notes will also be structurally subordinated to the indebtedness and all other obligations of our subsidiaries. None of our subsidiaries are guarantors of the notes, and some of our subsidiaries have outstanding indebtedness. As of June 30, 2008, we had $1,147 million of total unsecured indebtedness, $407 million of which was indebtedness of our subsidiaries, and no secured indebtedness. See “Capitalization.”

Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating.

The indenture does not limit the amount of indebtedness that we may incur.

The indenture does not limit our ability to incur additional indebtedness or contain provisions that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a take-over, recapitalization or highly leveraged or similar transaction. Accordingly, we could, in the future, enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The 2013 notes and the 2018 notes are each a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange or to apply for quotation of the notes on any automated dealer quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time in their sole discretion and without notice. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Use of proceeds

We estimate that the aggregate net proceeds received from this offering, after payment of underwriting discounts and commissions and estimated offering expenses, will be approximately $742.5 million. We will use the aggregate net proceeds from this offering for general corporate purposes, including repayment of outstanding commercial paper and borrowings under other uncommitted credit facilities. As of September 24, 2008, our outstanding commercial paper and borrowings under other uncommitted credit facilities totaled approximately $432 million and the weighted average interest rate on such borrowings was 5.23%.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six months ended
	June 30,	Year ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	12.56	17.64	24.64	22.45	12.01	9.26

In calculating the ratio of earnings to fixed charges, earnings represents the sum of income before cumulative effect of change in accounting principle, income tax provision and fixed charges, less capitalized interest. Fixed charges represents interest (including capitalized interest), amortization of debt costs and the portion of rental expense representing the interest factor.

Capitalization

The following table sets forth our consolidated unaudited cash and cash equivalents and capitalization as of June 30, 2008, and our adjusted cash and cash equivalents and capitalization as of June 30, 2008 after giving effect to (i) the issuance of the notes in this offering and (ii) the application of the net proceeds of this offering as described under the heading “Use of Proceeds” in this prospectus supplement, as if these transactions had each occurred on June 30, 2008. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of June 30, 2008
(dollars in thousands, except per share amounts)	Actual	As adjusted

Cash and cash equivalents	$108,101	$850,623

Long-term debt:
Commercial paper and borrowings under other uncommitted credit facilities	$–	$–	(1)
6.65% notes due 2028	140,000	140,000
Subsidiary revolving credit facility due 2009	37,000	37,000
7.00% subsidiary debt due 2011	220,000	220,000
4.75% subsidiary debt due 2014	150,000	150,000
5.875% senior notes due 2017	600,000	600,000
6.125% senior notes due 2013 offered hereby	–	400,000
6.875% senior notes due 2018 offered hereby	–	350,000

Total long-term debt	1,147,000	1,897,000

Stockholders’ equity:
Common stock (par value $0.01 per share)	202,495	202,495
Additional paid in capital	321,026	321,026
Accumulated other comprehensive income	403,195	403,195
Retained earnings	6,515,795	6,515,795
Common stock held in treasury	(16,340)	(16,340)

Total stockholders’ equity	7,426,171	7,426,171

Total capitalization	$8,573,171	$9,323,171

(1)	Since June 30, 2008, we have incurred commercial paper debt and borrowings under other uncommitted credit facilities and expect that a portion of the net proceeds from this offering will be used to repay such subsequently incurred debt.

Description of notes

General

The 2013 notes and the 2018 notes will each constitute a new series of debt securities under an indenture dated as of September 1, 1991, by and between EOG Resources, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A. (formerly, Texas Commerce Bank National Association)), as trustee. We will issue the notes under an officer’s certificate pursuant to such indenture setting forth the specific terms applicable to such notes. References to the “indenture” in this description mean such indenture as so supplemented by such certificate.

This description is intended to be an overview of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the heading “Description of Debt Securities” and the provisions of the indenture that may be important to you before investing in the notes. A copy of the indenture is included as an exhibit to our Registration Statement on Form S-3 filed with the SEC on September 6, 1991. This summary supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus. Capitalized terms defined in the accompanying prospectus or in the indenture have the same meanings when used in this prospectus supplement unless updated herein. In this description, all references to “we”, “us” or “our” are to EOG Resources, Inc. only, and not its subsidiaries, unless otherwise indicated.

Principal, maturity and interest

We will issue the 2013 notes in an aggregate principal amount of $400 million and the 2018 notes in an aggregate principal amount of $350 million. The 2013 notes will mature on October 1, 2013 and the 2018 notes will mature on October 1, 2018, in each case unless redeemed sooner as described below. The notes will not be entitled to the benefit of a sinking fund.

Interest on the 2013 notes will accrue at the rate of 6.125% per year. Interest on the 2018 notes will accrue at the rate of 6.875% per year. Interest on the notes of each series will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on April 1, 2009. We will make each interest payment to the person in whose name the notes of a series are registered at the close of business on the immediately preceding March 15 and September 15, as the case may be, whether or not such date is a business day. Interest on the notes will accrue from September 30, 2008 and will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date. The 2013 notes and the 2018 notes will each be issued in denominations of $2,000 and integral multiples of $1,000 in book-entry form only.

Although only $400 million aggregate principal amount of the 2013 notes and $350 million aggregate principal amount of the 2018 notes are initially offered hereby, we may issue and sell additional notes of either series in the future without the consent of the holders of either series of notes. Any additional notes of a series, together with the notes of such series offered hereby, will trade interchangeably and constitute a single series of notes under the indenture.

Ranking

The notes will be our senior, unsecured obligations and will rank equally in right of payment with all of our unsecured and unsubordinated debt from time to time outstanding. Under the circumstances described under the heading “Description of Debt Securities—Limitations on Liens,” in the accompanying prospectus, we may be required to secure the notes.

The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness, unless the notes are also secured by those assets. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the notes. See “Description of Debt Securities—Limitations on Liens” in the accompanying prospectus. The notes will also be structurally subordinated to the indebtedness and all other obligations of our subsidiaries. None of our subsidiaries are guarantors of the notes, even though some of them have outstanding indebtedness. The indebtedness of our subsidiaries is set forth under the heading “Capitalization.”

Optional redemption

We may redeem the notes of either series in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of the series then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes of the series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 50 basis points in the case of the 2013 notes and 50 basis points in the case of the 2018 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

The term “treasury rate” means, with respect to any redemption date:

•	the rate per annum equal to the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

The term “comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

The term “comparable treasury price” means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

The term “independent investment banker” means any of J.P. Morgan Securities Inc., Banc of America Securities LLC or Citigroup Global Markets Inc. (or their respective successors) as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

The term “reference treasury dealer” means (1) J.P. Morgan Securities Inc., Banc of America Securities LLC or Citigroup Global Markets Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by us after consultation with the independent investment banker.

The term “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed first-class, postage-prepaid at least 30 days but not more than 60 days before the redemption date to each holder of the notes of the series to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of a series are to be redeemed, the notes to be redeemed shall be made pro rata or selected by lot by the trustee or by such other method as the trustee deems to be fair and appropriate. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

Book-entry system

The notes will be issued in the form of one or more fully registered global certificates which will be deposited with, or on behalf of, The Depository Trust Company, or “DTC”, New York, New York, and registered in the name of Cede & Co., as nominee of DTC. You can find a more detailed description of DTC’s procedures for the global certificates in the accompanying prospectus under the heading “Book-Entry Issuance.”

Material U.S. federal income tax considerations

The following is a summary of certain U.S. federal income tax considerations, as of the date of this prospectus supplement, relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase, ownership and disposition of the notes offered in this offering. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, referred to in this prospectus supplement as the “Code”, its legislative history, existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, or “IRS”, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS or an opinion of counsel has been or will be sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price, which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) at which a substantial amount of the notes is sold for money, and who hold the notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend on the tax status of the partner and the tax treatment of the partnership. A partner of a partnership holding notes should consult its tax advisors.

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL TAX LAWS OR ANY STATE, LOCAL, OR FOREIGN TAX LAWS. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

Classification of the notes

If a debt instrument provides for one or more contingent payments, the debt instrument may be subject to special tax treatment under the Treasury regulations applicable to “contingent payment debt instruments”, referred to in this prospectus supplement as the “contingent payment debt regulations”. The application of the contingent payment debt regulations to the notes is uncertain because, if the notes are redeemed prior to their maturity as described under the heading “Description of Notes—Optional Redemption,” a premium may be required to be paid, which could be treated as a contingent payment. However, under applicable Treasury regulations, payments made pursuant to an option to redeem a debt instrument are not treated as contingent payments if such option is unconditional and the timing and amounts of the payments that comprise each payment schedule under such option are “known” as of the issue date. Because the amounts of the payments to be made if our options to redeem the notes are exercised depend, in part, upon the applicable treasury rate (which is subject to change), as described under the heading “Description of Notes—Optional Redemption,” the IRS might contend that the amounts of the payments that comprise each payment schedule under such options are not “known” as of the issue date. Nonetheless, we believe, and this discussion assumes, that the amounts of the payments that comprise each payment schedule under our options to redeem the notes are “known” as of the issue date within the meaning of the applicable Treasury regulations. Moreover, for purposes of determining whether a debt instrument provides for one or more contingent payments, the contingent payment debt regulations provide that a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either “remote” or “incidental.” As a result, even if it were determined that the amounts of the payments that comprise each payment schedule under our options to redeem the notes are not “known” as of the issue date within the meaning of the applicable Treasury regulations, we believe that the possibility that such options will be exercised would be a “remote” or “incidental” contingency within the meaning of the contingent payment debt regulations.

Based on the foregoing, we believe, and we will take the position for U.S. federal income tax purposes, that the contingent payment debt regulations do not apply to the notes. However, our determination is not binding on the IRS. If the IRS successfully challenged our determination that the notes are not subject to the contingent payment debt regulations, a holder would generally be required to accrue interest income in each year, regardless of its regular method of accounting, on a constant yield to maturity basis on the “comparable yield” of the notes (subject to certain adjustments). The “comparable yield” would be the rate, as of the initial issue date, at which we could have issued a fixed rate debt instrument with no contingent payments but with terms and conditions otherwise similar to the notes, including the level of subordination, term, timing of payments and general market conditions. Additionally, if the contingent payment debt regulations apply to the notes, any gain realized by a holder upon a sale or other taxable disposition of the notes would generally be recognized as ordinary interest income.

The remainder of this discussion assumes that the notes will be indebtedness that is not subject to the contingent payment debt regulations.

U.S. Holders

The following summarizes certain U.S. federal income considerations to U.S. Holders of the purchase, ownership, and disposition of the notes. As used herein, the term “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States or who is a resident alien of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a United States person.

Taxation of Interest—A U.S. Holder will be required to recognize as ordinary income all stated interest paid or accrued on the notes in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

It is expected that the notes will be issued with less than a de minimis amount of original issue discount, or “OID”. If, however, the notes’ stated redemption price at maturity (generally, the sum of payments under a note other than payments of stated interest unconditionally payable at least annually) exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as OID, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, Exchange, Redemption, or Retirement of a Note—A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement, or other taxable disposition of a note measured by the difference, if any, between:

•	the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary interest income; and

•	the U.S. Holder’s adjusted tax basis in the note.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year. Individuals may be subject to lower U.S. federal income tax rates on long-term capital gains than those rates applicable to ordinary income. The deductibility of capital losses is subject to certain limitations. U.S. Holders of the notes should consult their tax advisors regarding the treatment of capital gains and losses.

Non-U.S. Holders

The following summarizes certain material U.S. federal income tax considerations to Non-U.S. Holders of the purchase, ownership, and disposition of the notes. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership and who is not a U.S. Holder. In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest—Payments of interest on a note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax provided that:

•	the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	such interest payments are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; and

•	(1) the Non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person as defined under the Code (which certification may be made on an IRS Form W-8BEN (or other applicable form)), (2) the Non-U.S. holder holds its notes through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury regulations, or (3) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the notes on behalf of the Non-U.S. Holder and such securities clearing organization, bank, or other financial institution satisfies the certification requirements of applicable Treasury regulations.

A Non-U.S. Holder that does not qualify for the exemption from U.S. federal withholding tax described above will generally be subject to U.S. federal withholding tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. However, a Non-U.S. Holder will not be subject to the 30% withholding tax if such Non-U.S. Holder provides us, our paying agent, or the person who would otherwise be required to withhold tax with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable income tax treaty, or (2) IRS Form W-8ECI (or other applicable form) stating that the interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (or, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net income basis generally in the same manner if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation for U.S. federal income purposes, such payments of interest may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, Redemption, or Retirement—Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement, or other disposition of a note will generally not be subject to U.S. federal income or withholding tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, in the event that an income tax treaty is applicable, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States);

•	in the case of an amount which is attributable to interest, the Non-U.S. Holder does not meet the conditions for exemption from U.S. federal withholding tax, as described above; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If a Non-U.S. Holder is an individual deemed to be present in the United States for 183 days or more during the taxable year of the disposition of a note and certain other requirements are met, such Non-U.S. Holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable income tax treaty rate applies) on any such gain.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain on the note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such gain is attributable to a “permanent establishment” maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder will be subject to U.S. federal income tax on such gain on a net income basis generally in the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. If the Non-U.S. Holder is a foreign corporation for U.S. federal income purposes, such gain may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.

Information reporting and backup withholding

Information reporting requirements may apply to certain payments of principal and interest on the notes and to proceeds received from the sale or other disposition of a note.

A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to furnish its taxpayer identification number and comply with certification procedures, or to otherwise establish an exemption from U.S. backup withholding.

A Non-U.S. Holder will generally not be subject to U.S. backup withholding tax on these payments provided that the Non-U.S. Holder certifies as to its foreign status and the payor dos not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability provided such holder timely furnishes the required information to the IRS.

Holders should consult their own tax advisors regarding the application of backup withholding and information reporting.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to the underwriters, for whom J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as representatives, and these underwriters have agreed, severally and not jointly, to purchase from us, the principal amount of the notes listed opposite their names below:

	Principal	Principal
	amount of	amount of
Underwriters	2013 notes	2018 notes

J.P. Morgan Securities Inc.	$140,000,000	$122,500,000
Banc of America Securities LLC	100,000,000	87,500,000
Citigroup Global Markets Inc.	100,000,000	87,500,000
Deutsche Bank Securities Inc.	20,000,000	17,500,000
Lazard Capital Markets LLC	20,000,000	17,500,000
UBS Securities LLC	20,000,000	17,500,000

Total	$400,000,000	$350,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of such notes are purchased.

We have agreed to indemnify the underwriters against certain liabilities or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and may offer the notes to dealers at such prices less a concession not in excess of 0.350% of the principal amount of the 2013 notes and 0.400% of the principal amount of the 2018 notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.250% of the principal amount of the 2013 notes and 0.250% of the principal amount of the 2018 notes to other dealers. After the initial public offering, the public offering prices, concession and discount may be changed.

The following table summarizes the compensation to be paid by us to the underwriters.

	Per		Per
	2013 note	Total	2018 note	Total

Underwriting discount paid by us	0.600%	$2,400,000	0.650%	$2,275,000

The expenses of the offering, not including the underwriting discounts, are estimated to be $775,000 and are payable by us.

New issues of notes

The 2013 notes and the 2018 notes are each a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time in their sole discretion and without any notice, and we cannot assure the liquidity of the trading market for the notes or that an active market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price stabilization and short positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e. if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

We do not, nor do any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business for which they received or will receive customary fees and expense reimbursement. Affiliates of each of J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc. are lenders to us. As described under the heading “Use of Proceeds,” we intend to use part of the net proceeds from this offering to repay outstanding commercial paper and borrowings under other uncommitted credit facilities. Several of the underwriters and their affiliated and associated persons may receive proceeds from this offering if they hold such debt on or after the closing of this offering. Because it is possible that the underwriters or their affiliated or associated persons could receive more than 10% of the proceeds of this offering in repayment of such debt, the offering is made in compliance with the applicable provisions of Section 2710(h)(1) and Rule 2720 of the NASD Conduct Rules (which are part of the Financial Industry Regulatory Authority rules). Because the notes are investment-grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth in this paragraph.

Lazard Capital Markets LLC, or “Lazard Capital Markets”, has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc., or “MUS(USA)”, pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

Legal matters

Certain legal matters in connection with the offering of the notes, including their validity, will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas. As of August 31, 2008, lawyers at Fulbright & Jaworski L.L.P. working on this offering owned 2,600 shares of EOG’s common stock. Bracewell & Giuliani LLP, Houston, Texas, will pass upon certain legal matters for the underwriters in connection with this offering. Bracewell & Giuliani LLP performs legal services for us from time to time on matters unrelated to the offering of the notes.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from EOG Resources, Inc. and subsidiaries’ (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” on January 1, 2006 and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The letter report of DeGolyer & MacNaughton, independent petroleum consultants, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007 and the estimates from the reports of that firm appearing in such Annual Report, are incorporated herein by reference on the authority of said firm as experts in petroleum engineering.

PROSPECTUS

$750,000,000

EOG Resources, Inc.

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

We may offer from time to time

•	our unsecured debt securities consisting of notes, debentures or other evidences of indebtedness, which may be convertible into our common stock,

•	shares of our preferred stock, which also may be convertible into our common stock, and/or

•	shares of our common stock.

The aggregate initial offering price of the debt securities, preferred stock and common stock to be offered by us will not exceed $750,000,000. We may offer these securities in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a prospectus supplement.

We may offer the preferred stock and debt securities as separate series. The terms of each series of debt securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest or dividends, any terms for optional or mandatory redemption, which may include redemption at the option of holders on the occurrence of certain events, any terms for conversion to common stock or payment of additional amounts or any sinking fund provisions, and any other specific terms in connection with the offering and sale of such securities will be set forth in a prospectus supplement.

We may sell the debt securities, preferred stock and common stock directly, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any debt securities, preferred stock or common stock in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds to us from such sale also will be set forth in a prospectus supplement.

We may also allow selling stockholders to offer and sell common stock under this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “EOG.” On September 24, 2008, the last reported sale price of common stock on the New York Stock Exchange was $94.76 per share.

You should read carefully the information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including any information under the heading “Risk Factors,” for a discussion of factors you should consider before deciding to invest in any debt securities, preferred stock or common stock offered by this prospectus. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2008.

About this prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, referred to in this prospectus as the “SEC” or the “Commission”, using a “shelf” registration process. Using this process, we may, from time to time, offer to sell any combination of the securities described in this prospectus in one or more offerings at an unspecified aggregate initial offering price. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the heading “Where You Can Find Additional Information” appearing immediately below. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Where you can find additional information

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference room and its copying charges. You can also find our filings at the SEC’s website at http://www.sec.gov and on our website at http://www.eogresources.com. Information contained on our website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents without actually including the specific information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may replace this information and information previously filed with the SEC. We incorporate by reference into this prospectus the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the SEC on May 8, 2008;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed with the SEC on July 29, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on January 9, 2008 (specifically excluding the information furnished under Item 7.01 therein), February 7, 2008 (reporting under Items 7.01 and 8.01, but specifically excluding the information furnished under Item 7.01 therein), March 6, 2008, May 14, 2008 (specifically excluding the information furnished under

Item 7.01 therein), and July 29, 2008 (reporting under Items 2.02, 5.02 and 9.01, but specifically excluding the information furnished under Items 2.02 and 9.01 therein);

•	the description of our common stock, par value $.01 per share, contained in our Registration Statement on Form 8-A filed with the SEC on August 29, 1989; and

•	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on February 18, 2000, as amended by Amendment No. 1 on Form 8-A/A filed with the SEC on December 14, 2001, Amendment No. 2 on Form 8-A/A filed with the SEC on February 7, 2002, Amendment No. 3 filed as an exhibit to the our Current Report on Form 8-K filed with the SEC on April 12, 2002, Amendment No. 4 filed as an exhibit to our Current Report on Form 8-K filed with the SEC on December 11, 2002, Amendment No. 5 filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on February 25, 2005, and Amendment No. 6 filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 21, 2005.

We also incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the “Exchange Act,” until we sell all of the securities offered by this prospectus, other than information furnished to the SEC under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K which information is not deemed filed under the Exchange Act and is not incorporated by reference into this prospectus.

You may request a copy of these filings at no cost by writing or telephoning our Corporate Secretary at our principal executive offices, located at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, telephone: (713) 651-7000.

In this prospectus, references to “EOG,” “we,” “us,” “our” and “the Company” each refers to EOG Resources, Inc. and, unless otherwise stated, our subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospectus may have changed since those dates.

Oil and gas terms

When describing commodities produced and sold:	gas oil liquids	= = =	natural gas crude oil crude oil, condensate, and natural gas liquids
When describing natural gas:	Mcf MMcf Bcf MMBtu	= = = =	thousand cubic feet million cubic feet billion cubic feet million British Thermal Units
When describing liquids:	Bbl MBbl MMBbl	= = =	barrel thousand barrels million barrels
When comparing oil and other liquids to natural gas:	1 Bbl Mcfe MMcfe Bcfe	= = = =	6 Mcf of natural gas equivalent thousand cubic feet equivalent million cubic feet equivalent billion cubic feet equivalent

Business

EOG Resources, Inc., a Delaware corporation organized in 1985, together with its subsidiaries, explores for, develops, produces and markets natural gas and crude oil primarily in major producing basins in the United States, Canada, Trinidad, the United Kingdom North Sea, China and, from time to time, select other international areas. At December 31, 2007, our total estimated net proved reserves were 7,745 Bcfe, of which 6,669 Bcf were natural gas reserves and 179 MMBbl, or 1,076 Bcfe, were crude oil, condensate and natural gas liquids reserves. At such date, approximately 67% of our reserves (on a natural gas equivalent basis) were located in the United States, 17% in Canada and 16% in Trinidad. As of December 31, 2007, we employed approximately 1,800 persons, including foreign national employees.

Risk factors

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should read carefully the discussion of risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find Additional Information” in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company.

Information regarding forward-looking statements

This prospectus and the documents incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to in this prospectus as the “Securities Act”, and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding our future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements. We typically use words such as “expect,” “anticipate,” “estimate,” “strategy,” “intend,” “plan,” “target” and “believe” or the negative of those terms or other variations or comparable terminology to identify our forward-looking statements. In particular, statements, express or implied, concerning future operating results, the ability to replace or increase reserves or to increase production, or the ability to generate income or cash flows are forward-looking statements. Forward-looking statements are not guarantees of performance. Although we believe our expectations reflected in our forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be achieved. Important factors that could cause actual results to differ materially from the expectations reflected in our forward-looking statements include, among others:

•	the timing and extent of changes in commodity prices for crude oil, natural gas and related products, foreign currency exchange rates, interest rates and financial market conditions;

•	the extent and effect of any hedging activities we engage in;

•	the timing and impact of liquefied natural gas imports;

•	changes in demand or prices for ammonia or methanol;

•	the extent of our success in discovering, developing, marketing and producing reserves and in acquiring oil and gas properties;

•	the accuracy of reserve estimates, which by their nature involve the exercise of professional judgment and may therefore be imprecise;

•	the ability to achieve production levels from existing and future oil and gas development projects due to operating hazards, drilling risks and the inherent uncertainties in predicting oil and gas reservoir performance;

•	the availability and cost of drilling rigs, experienced drilling crews, tubular steel and other materials, equipment and services used in drilling and well completions;

•	the availability, terms and timing of mineral licenses and leases and governmental and other permits and rights of way;

•	access to surface locations for drilling and production facilities;

•	the availability and capacity of gathering, processing and pipeline transportation facilities;

•	the availability of compression uplift capacity;

•	the extent to which we can economically develop our Barnett Shale acreage outside of Johnson County, Texas;

•	whether we are successful in our efforts to more densely develop our acreage in the Barnett Shale and other production areas;

•	political developments around the world and the enactment of new government policies, legislation and regulations, including environmental regulations;

•	acts of war and terrorism and responses to these acts; and

•	weather, including weather-related delays in the installation of gathering and production facilities.

In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements may not occur. Our forward-looking statements speak only as of the date made and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

Unless otherwise indicated in an accompanying prospectus supplement, we intend to apply any net proceeds that we receive from the sale of debt securities, preferred stock or common stock to our general funds to be used for working capital and general corporate purposes, including in certain circumstances to retire outstanding indebtedness.

We will not receive any proceeds from any sale of shares of our common stock by selling stockholders.

Ratios of earnings to fixed charges and earnings
to combined fixed charges and preferred stock dividends

	Six Months Ended
	June 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	12.56	17.64	24.64	22.45	12.01	9.26
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	12.40	15.99	20.50	19.91	10.06	7.64

In calculating the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends, earnings represents the sum of income before cumulative effect of change in accounting principle, income tax provision and fixed charges, less capitalized interest. Fixed charges represents interest (including capitalized interest), amortization of debt costs and the portion of rental expense representing the interest factor. Preferred stock dividends represents dividends in respect of our 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B, the remaining outstanding shares of which were repurchased by us in January 2008.

Description of debt securities

The following description highlights the general terms and provisions of the debt securities. When debt securities are offered in the future, which we call the “Offered Debt Securities,” the prospectus supplement will explain the particular terms of the Offered Debt Securities and the extent to which these general provisions may apply.

The Offered Debt Securities will be senior unsecured obligations of EOG. The Offered Debt Securities will be issued under an indenture between EOG and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A. (formerly known as Texas Commerce Bank National Association)), as trustee, dated as of September 1, 1991. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The following statements are summaries of certain of the provisions contained in the indenture and do not purport to be complete statements of all the terms and provisions of the indenture. We encourage you to refer to the indenture for full and complete statements of such terms and provisions, including the definitions of certain terms used in this prospectus, because those provisions and not these summaries define your rights as a holder of the Offered Debt Securities. We have italicized numbers in the following discussion to refer to section numbers of the indenture, so you can easily locate these provisions.

When we refer to “EOG,” “we” or “us” in this section, we mean only EOG Resources, Inc. and not its subsidiaries.

General. The indenture does not limit the aggregate principal amount of unsecured debentures, notes or other evidences of indebtedness we may issue under the indenture from time to time in one or more series. We may in the future issue securities in addition to the Offered Debt Securities. The terms of the Offered Debt Securities that are listed below will be contained in the prospectus supplement relating to such Offered Debt Securities:

•	the title of the Offered Debt Securities;

•	any limit on the aggregate principal amount of the Offered Debt Securities;

•	the person or entity to whom any interest on the Offered Debt Securities is payable;

•	the date or dates on which the principal of and any premium on the Offered Debt Securities is payable;

•	the rate or rates, which may be fixed or variable, or the method by which such rate or rates shall be determined, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the regular record date for any interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on Offered Debt Securities shall be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at our option, if we have that option;

•	our obligation, if any, and our option, if any, to redeem, purchase or repay Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities shall be redeemed, purchased or repaid in whole or in part, pursuant to such obligation or option;

•	whether the Offered Debt Securities are to be issued upon original issuance in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for such global securities;

•	any trustees, paying agents, transfer agents or registrars with respect to Offered Debt Securities; and

•	any other term of the Offered Debt Securities not inconsistent with the provisions of the indenture. (Section 301.)

We will maintain in each place we specify for payment of any series of Offered Debt Securities an office or agency where Offered Debt Securities of that series may be presented or surrendered for payment, where Offered Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or on us in respect of the Offered Debt Securities of that series and the indenture may be served.

Unless otherwise indicated in the prospectus supplement relating to the Offered Debt Securities, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302.) No service charge will be made for any registration of transfer or exchange of such Offered Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto, other than with respect to certain exchanges not involving any transfer. (Section 305.)

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any prospectus supplement relating to such securities. “Original issue discount securities” means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity during the existence and continuation of an event of default. (Section 101.)

Unless otherwise indicated in a prospectus supplement, the covenants contained in the indenture and the debt securities would not necessarily afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders thereof.

Global Debt Securities. If any Offered Debt Securities are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global debt security may exchange such interests for debt securities of the same series and of like tenor and aggregate principal amount in any authorized form and denomination. (Section 305.) Principal of and any premium and interest on a global debt security will be payable in the manner described in the applicable prospectus supplement.

Modification of the Indenture. With certain exceptions and under certain circumstances, the indenture provides that, with the consent of the holders of more than 50% in principal amount of all outstanding securities issued under the indenture, referred to in this prospectus as the “Indenture Securities”, including, where applicable, the debt securities affected thereby, we and the trustee may enter into a supplemental indenture for the purpose of adding to, changing or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of Indenture Securities. Notwithstanding the above, the consent of the holder of each outstanding Indenture Security affected by the modification will be required to:

(a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of maturity during the existence and continuation of an event of default or the amount thereof provable in bankruptcy, or change any place of payment where, or the coin or currency in which, any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

(b) reduce the percentage in principal amount of the outstanding Indenture Securities of any series, the consent of whose holders is required for any supplemental indenture or for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or

(c) with certain exceptions, modify any of the provisions of the section of the indenture which concern waiver of past defaults, waiver of certain covenants or consent to supplemental indentures, except to increase the percentage of principal amount of Indenture Securities of any series, the holders of which are required to effect such waiver or consent or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Indenture Security affected thereby. The indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the holders of Indenture Securities of such series with respect to such covenant or other provision shall be deemed not to affect the rights under the indenture of the holder of Indenture Securities of any other series. (Section 902.)

Events of Default and Rights Upon Default. Under the indenture, the term “Event of Default” with respect to any series of Indenture Securities, means any one of the following events which shall have occurred and is continuing:

(a) default in the payment of any interest upon any Indenture Security of that series when such interest becomes due and payable or default in the payment of any mandatory sinking fund payment provided for by the terms of any series of Indenture Securities, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of (or premium, if any, on) any Indenture Security of that series at its maturity;

(c) default in the performance, or breach, of any of our covenants or warranties in the indenture (other than a covenant or warranty a default in whose performance or whose breach is otherwise specifically dealt with in the indenture or which has been expressly included in the indenture solely for the benefit of one or more series of Indenture Securities other than that series), and continuance of such default or breach for 60 days after we have been given by the trustee, or the holders of at least 25% in principal amount of all outstanding Indenture Securities have given to us and the trustee, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture; or

(d) certain events involving us in bankruptcy, receivership or other insolvency proceedings or an assignment for the benefit of creditors. (Section 501.)

If an Event of Default described in clause (a) or (b) in the foregoing paragraph has occurred and is continuing with respect to Indenture Securities of any series, the indenture provides that the trustee or the holders of not less than 25% in principal amount of the outstanding Indenture Securities of that series may declare the principal amount (or, if the Indenture Securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Indenture Securities of that series to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. If an Event of Default described in clause (c) or (d) of the foregoing paragraph occurs and is continuing, the trustee or the holders of not less that 25% in principal amount of all of the Indenture Securities then outstanding may declare the principal amount (or, if the Indenture Securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Indenture Securities to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. (Section 502.)

A default under our other indebtedness is not necessarily an Event of Default under the indenture, and an Event of Default under one series of Indenture Securities will not necessarily be an Event of Default under another series issued under the indenture.

At any time after a declaration of acceleration with respect to Indenture Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Indenture Securities of that series (or of all series, as the case may be) may rescind and annul such declaration and its consequences, if, subject to certain conditions, all Events of Default with respect to Indenture Securities of that series (or of all series, as the case may be), other than the non-payment of the principal of the Indenture Securities of that series (or of all series, as the case may be) due solely by such declaration of acceleration, have been cured or waived and all payments due (other than by such declaration of acceleration) have been paid or deposited with the trustee. (Section 502.) With certain exceptions, the holders of not less than a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of the holders of all the Indenture Securities of such series, may waive any past default described in clause (a) or (b) of the first paragraph of this heading “Events of Default and Rights Upon Default” (or, in the case of a default described in clause (c) or (d) of such paragraph, the holders of a majority in principal amount of all outstanding Indenture Securities may waive any such past default), and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Indenture Security, or (b) in respect of a covenant or provision of the indenture which, pursuant to the terms of the indenture, cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of such series affected. (Section 513.)

The holders of not less than a majority in principal amount of the Indenture Securities of any series at the time outstanding are empowered under the terms of the indenture to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee relating to or arising under any past default described in clause (a) or (b) of the first paragraph of this heading “Events of Default and Rights Upon Default.” Subject to certain limitations, the holders of not less than a majority in principal amount of all outstanding Indenture Securities are empowered under the terms of the indenture to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee not relating to or arising under any past default described in clause (a) or (b) of the first paragraph of this heading “Events of Default and Rights Upon Default.” (Section 512.)

The indenture further provides that no holder of an Indenture Security of any series may enforce the indenture unless (a) such holder shall have given written notice to the trustee of a continuing Event of Default with respect to the Indenture Securities of that series, (b) the holders of not less than 25% in principal amount of the outstanding Indenture Securities of that series, in the case of any Event of Default described in clause (a) or (b) of the first paragraph of this heading “Events of Default and Rights Upon Default” (or, in the case of a default described in clause (c) or (d) of such paragraph, the holders of a majority in principal amount of all outstanding Indenture Securities), shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, (c) such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and (e) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the relevant holders thereof. However, this provision will not prevent a holder of any Indenture Security from enforcing the payment of the principal of and any premium, and interest on, such holder’s Indenture Security on the stated maturity date or maturities expressed in such Indenture Security (or, in the case of redemption, on the redemption date). (Sections 507 and 508.)

The indenture requires that we deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate, stating whether to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if so, specifying each such default and the nature and status thereof of which such signers may have knowledge. (Section 1008.)

Discharge of Indenture. With certain exceptions, we may discharge our obligations under the indenture with respect to any series of Indenture Securities by:

(a) paying or causing to be paid the principal of (and premium, if any) and interest on all the Indenture Securities of such series outstanding, as and when the same shall become due and payable;

(b) delivering to the trustee for cancellation all outstanding Indenture Securities (other than with respect to certain Indenture Securities which have been apparently destroyed, lost or stolen and which have been replaced or paid as provided pursuant to the terms of the indenture) of such series; or

(c) entering into an agreement with the trustee in form and substance satisfactory to us and the trustee providing for the creation of an escrow fund and irrevocably depositing or causing to be deposited in trust with the trustee, as escrow agent of such fund, sufficient funds in cash and/or Eligible Obligations and/or certain U.S. government obligations, maturing as to principal and interest in such amounts and at such times, as will be sufficient without consideration of any reinvestment of such interest, and as further expressed in the opinion of a nationally recognized firm of independent public accountants in a written certification thereof delivered to the trustee, to pay at the stated maturity or redemption date all such Indenture Securities of such series not previously delivered to the trustee for cancellation, including principal (and premium, if any) and interest to the stated maturity or redemption date. (Section 401.)

The indenture defines “Eligible Obligations” to mean interest bearing obligations as a result of the deposit of which the Indenture Securities are rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies. (Section 101).

For federal income tax purposes, there is a substantial risk that a legal defeasance of a series of Indenture Securities by the deposit of cash or such Eligible Obligations or U.S. government obligations in a trust would be characterized by the Internal Revenue Service or a court as a taxable exchange by the holders of the Indenture Securities of that series for either:

(a) an issue of obligations of the defeasance trust, or

(b) a direct interest in the cash and/or such Eligible Obligations and/or such U.S. government obligations held in the defeasance trust.

If the defeasance were so characterized, then a holder of an Indenture Security of the series defeased would be:

(a) required to recognize gain or loss (which would be capital gain or loss if the Indenture Securities were held as a capital asset) at the time of the defeasance as if the Indenture Security had been sold at such time for an amount equal to the amount of cash and the fair market value of such Eligible Obligations and/or such U.S. government obligations held in the defeasance trust;

(b) required to include in income in each taxable year the interest and any original issue discount or gain or loss attributable to either such defeasance trust obligations or such securities, as the case may be; and

(c) subject to the market discount provisions of the Internal Revenue Code as they may pertain to such defeasance trust obligations or such securities.

As a result, a holder of an Indenture Security may be required to pay taxes on any such gain or income even though such holder may not have received any cash. Prospective investors are urged to consult their own tax advisors as to the tax consequences of an actual or legal defeasance, including the applicability and effect of tax laws other than federal income tax law.

Concerning the Trustee. The trustee may from time to time also act as a depository of funds for, make loans to, and perform other services for, us in the normal course of business.

The indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers vested in it by the indenture at the request or direction of any holder of securities issued under the indenture, unless such holder shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 603.) The trustee may resign at any time with respect to the Indenture Securities of one or more series, or may be removed by the holders of a majority in principal amount of the outstanding Indenture Securities of such series or, under certain circumstances, by us. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the indenture. (Section 610.)

If the trustee shall have or acquire any “conflicting interest” within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. (Section 608.) The Trust Indenture Act also contains certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of such claims, as security or otherwise. (Section 613.)

Limitations on Liens. Subject to certain limitations described below, the indenture provides that so long as any of the securities issued under the indenture (including the debt securities) are outstanding, we will not, and will not permit any of our subsidiaries to, create or suffer to exist, except in favor of us or any of our subsidiaries, any lien on any principal property at any time owned by it, to secure any of our or any of our subsidiaries’ funded debt, unless effective provision is made whereby outstanding Indenture Securities (including the debt securities) will be equally and ratably secured with any and all such funded debt and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of any (1) acquisition lien or permitted encumbrance; or (2) lien created or assumed by us or any of our subsidiaries in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such Indenture Security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries. In case we or any of our subsidiaries propose to create or permit to exist a lien on any principal property at any time owned by it to secure any funded debt, other than funded debt permitted to be secured under clauses (1) or (2) above, we will give prior written notice thereof to the trustee. We also will, or will cause our subsidiary to, prior to or simultaneously with such creation or permission to exist, by supplemental indenture executed to the trustee (or to the extent legally necessary to another trustee or additional or separate trustee), in form satisfactory to the trustee, effectively secure all the Indenture Securities equally and ratably with such funded debt and any other indebtedness entitled to be equally and ratably secured.

Notwithstanding the above, we or any of our subsidiaries may issue, assume or guarantee funded debt secured by a lien which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other funded debt of ours or any of our subsidiaries secured by a lien which, if originally issued, assumed or guaranteed at such time, would otherwise be subject to the foregoing restrictions, not including funded debt permitted to be secured under clauses (1) or (2) above, does not at the time exceed 10% of our consolidated net tangible assets, as shown on our audited consolidated financial statements of as of the end of the fiscal year preceding the date of determination. (Section 1007.)

The holders of more than 50% in principal amount of the outstanding Indenture Securities (including the debt securities) may waive compliance by us with the covenant contained in Section 1007 of the indenture and certain other covenants. (Section 1009.)

The indenture defines the term “subsidiary” to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries.

The term “principal property” is defined to mean any property interest in oil and gas reserves located in the United States or offshore the United States and owned by us or any of our subsidiaries and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest or interests exceeds 2% of consolidated net tangible assets, except any such property interest or interests that in the opinion of our board of directors is not of material importance to the total business conducted by us and our subsidiaries as a whole. Without limitation, the term “principal property” does not include:

(1) accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by us or any of our subsidiaries, and all of our and our subsidiaries’ related rights, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations, or

(2) the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances. (Section 101.)

The term “indebtedness,” as applied to us or any of our subsidiaries, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by us or any of our subsidiaries and upon which indebtedness any such corporation customarily pays interest, although any such corporation has not assumed or become liable for the payment of such indebtedness, is for all purposes of the indenture deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by us or any of our subsidiaries is for all purposes of the indenture also deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose of the indenture deemed indebtedness of such corporation. Indebtedness does not include:

(1) any amount representing capitalized lease obligations;

(2) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such persons or with third persons, with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, to advance or supply funds to or to invest in such other persons, or agreements to pay for property, products or services of such other persons, whether or not conferred, delivered or rendered, and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and

(3) any guarantees with respect to lease or other similar periodic payments to be made by other persons. (Section 101.)

The term “funded debt” as applied to us or any of our subsidiaries is defined to mean all indebtedness incurred, created, assumed or guaranteed by us or any of our subsidiaries, or upon which such corporation customarily pays interest charges, which matures, or is renewable by us or any of our subsidiaries to a date, more than one year after the date as of which funded debt is being determined. (Section 101.)

The term “lien” is defined to mean any mortgage, pledge, lien, security interest or similar charge or encumbrance. (Section 101.) The term “acquisition lien” is defined to mean any (1) lien on any property acquired before or after the date of the indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by us or any of our subsidiaries, provided that any such lien applies only to the property so acquired and fixed improvements thereon, (2) lien on any property acquired before or after the date of the indenture by any corporation that is or becomes our subsidiary after the date of the indenture, referred to in this prospectus as an “Acquired Entity”, provided that any such lien:

(1) shall either (A) exist prior to the time the Acquired Entity becomes our subsidiary or (B) be created at the time the Acquired Entity becomes our subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof,

(2) shall only apply to those properties owned by the Acquired Entity at the time it becomes our subsidiary or thereafter acquired by it from sources other than us or any other of our subsidiaries, and

(3) any extension, renewal or refunding, in whole or in part, of any lien permitted by the immediately preceding clause (1) or (2) above, if limited to the same property or any portion thereof subject to, and securing not more than the amount secured by, the lien extended, renewed or refunded. (Section 101.)

The term “permitted encumbrance” is defined to mean any:

(1) lien reserved in any oil, gas or other mineral lease for rent, royalty or delay rental under such lease and for compliance with the terms of such lease;

(2) lien for any judgments or attachments in an aggregate amount not in excess of $10,000,000, or for any judgment or attachment the execution or enforcement of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

(3) sale or other transfer of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in place, or the future production thereof, for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount, however determined, of money or a specified amount of such crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances or any sale or other transfer of any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “net profits interest,” “royalty” or similar burden on any oil and gas property or mineral interest owned by us or any of our subsidiaries;

(4) lien consisting of or reserved in any (A) grant or conveyance in the nature of a farm-out or conditional assignment to us or any of our subsidiaries entered into in the ordinary course of business to secure any undertaking of ours or any of our subsidiaries in such grant or conveyance, (B) interest of an assignee in any proved undeveloped lease or proved undeveloped portion of any producing property transferred to such assignee for the purpose of the development of such lease or property, (C) unitization or pooling agreement or declaration, (D) contract for the sale, purchase, exchange or processing of production, or (E) operating agreement, area of mutual interest agreement or other agreement which is customary in the oil and gas business and which agreement does not materially detract from the value, or materially impair the use of, the properties affected thereby;

(5) lien arising out of any forward contract, futures contract, swap agreement or other commodities contract entered into by us or any of our subsidiaries;

(6) lien on any oil and gas property of ours or any of our subsidiaries thereof, or on production therefrom, to secure any liability of ours or such subsidiary for all or part of the development cost for such property under any joint operating, drilling or similar agreement for exploration, drilling or development of such property, or any renewal or extension of such lien; or

(7) certain other liens as described in the indenture. (Section 101.)

No Personal Liability of Directors, Officers or Stockholders. Our directors, officers and stockholders will not have any liability for our obligations under the indenture or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. (Section 1301.)

Description of capital stock

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of:

•	10,000,000 shares of preferred stock, $.01 par value, 3,000,000 of which have been designated as “Series E Junior Participating Preferred Stock,” with a liquidation preference of $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater, issuable upon exercise of our preferred share purchase rights; and

•	640,000,000 shares of common stock, $.01 par value.

As of September 23, 2008, there were no shares of preferred stock and 249,576,168 shares of our common stock outstanding. The following summary description of our common stock is qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended. Copies of our Restated Certificate of Incorporation and the amendments thereto are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our common stock possesses ordinary voting rights for the election of directors and in respect to other corporate matters, each share being entitled to one vote. The common stock has no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The common stock carries no preemptive rights and is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of common stock are entitled to dividends in such amounts and at such times as may be declared by our board of directors out of legally available funds.

Upon our liquidation or dissolution, the holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any corporate debts and liquidation and any liquidation preference established for the preferred stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

The transfer agent and registrar of the common stock is Computershare Trust Company, N.A., Providence, Rhode Island.

Preferred Stock

Under our Restated Certificate of Incorporation, as amended, our board of directors may provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series. Our board of directors already has designated 3,000,000 shares of Series E Junior Participating Preferred Stock, with a liquidation preference of $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater (issuable upon exercise of our preferred share purchase rights). The rights, preferences, privileges and restrictions, including liquidation preferences, of the preferred stock of each additional series will be fixed or designated by our board of directors pursuant to a certificate of designation without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of EOG. Upon issuance against full payment of the purchase price therefor, shares of preferred stock offered hereby will be fully paid and nonassessable.

The specific terms of a particular series of preferred stock offered by this prospectus will be described in a prospectus supplement relating to such series and will include the following:

•	the maximum number of shares to constitute the series and the distinctive designation of the series;

•	the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

•	whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

•	the liquidation preference, if any, applicable to shares of the series;

•	whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of ours or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjustment the same;

•	the voting rights, if any, on the shares of the series; and

•	any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

Rights Plan

On February 14, 2000, our board of directors declared a dividend of one preferred share purchase right, referred to in this prospectus as a “Right,” for each outstanding share of common stock, par value $.01 per share. The dividend was paid on February 24, 2000 to the stockholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement, dated February 14, 2000, as amended, referred to in this prospectus as the “Rights Agreement,” between EquiServe Trust Company, N.A., referred to in this prospectus as the “Rights Agent,” and us. In accordance with the Rights Agreement, each share of common stock issued in connection with the two-for-one stock split effected March 1, 2005, also had one Right associated with it.

Our board of directors has adopted the Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 10% or more (with certain exceptions) of our outstanding common stock without the approval of our board of directors. The Rights

Agreement should not interfere with any merger or other business combination approved by our board of directors.

For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement and the amendments thereto, which have been filed with the Commission as exhibits to this Registration Statement and are incorporated herein by reference.

The Rights. Our board of directors authorized the issuance of a Right with respect to each issued and outstanding share of common stock on February 24, 2000. In addition, rights accompany any shares of common stock we have issued subsequent to February 24, 2000 and will in the future issue, until the Distribution Date described below.

Exercise Price. Each Right will allow its holder to purchase from us one two-hundredth of a share of Series E Junior Participating Preferred Stock, referred to in this prospectus as a “Preferred Share,” for $90, once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights will not be exercisable until:

•	10 days after a public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of our outstanding common stock, or, if earlier,

•	10 business days (or a later date determined by our board of directors before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if consummated, would result in that person or group obtaining beneficial ownership of 10% or more of our outstanding common stock.

Notwithstanding the above, there is an exception to the definition of Acquiring Person to permit a qualified institutional investor to hold 10% or more, but less than 30%, of our common stock without being deemed an Acquiring Person if the institutional investor meets the following requirements: (1) the institutional investor is described in Rule 13d-1(b)(1) promulgated under the Exchange Act and is eligible to report (and, if such institutional investor is the beneficial owner of greater than 5% of our common stock, does in fact report) beneficial ownership of common stock on Schedule 13G; (2) the institutional investor is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of our common stock; (3) the institutional investor does not beneficially own 15% or more of our common stock (including in such calculation the holdings of all of the institutional investor’s affiliates and associates other than those which, under published interpretations of the SEC or its staff, are eligible to file separate reports on Schedule 13G with respect to their beneficial ownership of our common stock); and (4) the institutional investor does not beneficially own 30% or more of our common stock (including in such calculation the holdings of all of the institutional investor’s affiliates and associates).

We refer to the date when the Rights become exercisable as the “Distribution Date.” Until that date, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for each Right held and for $90 (subject to adjustment), purchase shares of our common stock with a market value of $180, based on the market price of the common stock on the date such person or group becomes an Acquiring Person.

•	Flip Over. If we are acquired in a merger or similar transaction after a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for each Right held and for $90 (subject to adjustment), purchase shares of the acquiring corporation’s stock with a market value of $180 based on the market price of the acquiring corporation’s stock on the date of such merger or similar transaction.

Preferred Share Provisions. Each one two-hundredth of a Preferred Share, if issued:

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments of $.005 per one two-hundredth of a share, or an amount equal to the dividend made on one share of common stock, whichever is greater;

•	will entitle holders upon liquidation either to receive $.50 per one two-hundredth of a share or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per one two-hundredth of a Preferred Share payment equal to the payment made on one share of common stock.

The value of one two-hundredth of a Preferred Share should approximate the value of one share of common stock.

Expiration. The Rights will expire on February 24, 2010.

Redemption. Our board of directors may redeem the Rights for $.005 per Right at any time before any person or group becomes an Acquiring Person. If our board of directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.005 per Right. The redemption price has been adjusted (from $.010 to $.005) for the two-for-one stock split effected March 1, 2005 and will be adjusted if we have any future stock splits or stock dividends of our common stock.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person beneficially owns 50% or more of our outstanding common stock, our board of directors may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions. Our board of directors may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Preferred Shares or common stock. No adjustments to the purchase price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by our board of directors without the consent of the holders of the Rights. However, our board of directors may not amend the Rights Agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of our outstanding common stock. In addition, our board of directors may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an Acquiring Person, our board of directors may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

Limitation on Directors’ Liability

Delaware corporation law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such laws, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. The Delaware laws enable corporations to limit available relief to equitable remedies such as injunction or rescission. Our Restated Certificate of Incorporation, as amended, limits the liabilities of our directors to us or our stockholders, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

This provision in the Restated Certificate of Incorporation, as amended, may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Book-entry issuance

Except as otherwise stated in the applicable prospectus supplement, the debt securities and preferred stock that we offer initially will be represented by one or more fully registered, global certificates, collectively referred to in this prospectus as the “Global Security,” which will be deposited upon issuance with, or on behalf of, The Depository Trust Company, referred to in this prospectus as the “DTC,” in New York, New York, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below. This means that, except as provided below, holders of the debt securities and preferred stock (1) will not receive a certificate for the debt securities and preferred stock, (2) will not have debt securities and preferred stock registered in their name and (3) will not be considered the registered owners or holders of the debt securities and preferred stock for any purpose. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the DTC and, if such person is not one of DTC’s participating organizations, collectively referred to in this prospectus as the “Participants,” on the procedures of the Participant through which the person owns its interest, to exercise any rights of a holder of the debt securities and preferred stock.

Except as set forth below, the Global Security certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Security may not be exchanged for certificates representing debt securities and preferred stock except in the limited circumstances described below.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, by eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to other entities such as banks, brokers, dealers and trust companies, collectively referred to in this prospectus as the “Indirect Participants,” that clear transactions through or maintain a direct or indirect custodial relationship with a Participant. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that pursuant to procedures established by it:

•	upon deposit of the Global Security, DTC will credit the accounts of Participants designated by the initial purchasers with the applicable portion of the shares of preferred stock or the principal amount of debt securities represented by the Global Security; and

•	ownership of such shares or principal amount represented by the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to the other owners of beneficial interests in the Global Security.

DTC has no knowledge of the actual beneficial owners of the debt securities and preferred stock. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participants and Indirect

Participants through which the beneficial owners acquired the preferred stock or debt securities. All interests in a Global Security are subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Security to such persons will be impaired to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be adversely affected by the lack of a physical certificate evidencing such interests.

Payments in respect of the debt securities and preferred stock registered in the name of DTC or its nominee will be payable by us through the paying agent to DTC in its capacity as the registered holder. We will treat the persons in whose names the debt securities and preferred stock, including the Global Security, are registered as the owners of the debt securities and preferred stock for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, nor the trustee, nor any agent of ours, nor any underwriter of our securities has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Security, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Security; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Global Security, is to credit the accounts of the relevant Participants with payment on the payment due dates in amounts proportionate to their respective beneficial interests in the Global Security as shown on DTC’s records.

Payments by the Participants and the Indirect Participants to the beneficial owners of the debt securities and preferred stock will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in bearer form or “street name,” and will be the sole responsibility of the Participants or the Indirect Participants, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither we, nor the trustee, nor any agent of ours, nor any underwriter of our securities will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the debt securities and preferred stock, and each may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

DTC has advised us that it will take any action permitted to be taken by a holder of the debt securities and preferred stock only at the direction of one or more Participants to whose account with DTC interests in the Global Security are credited. However, DTC reserves the right to exchange the Global Security for certificates representing debt securities and preferred stock and to distribute those certificates to its Participants.

Unless we specify otherwise in the applicable prospectus supplement, each global security will be exchangeable for certificated notes only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within ninety (90) days after we receive such notice or become aware of such unwillingness, inability or ineligibility; or

•	we, in our sole discretion and subject to DTC’s procedures, determine that the global securities shall be exchangeable for certificated notes.

Upon any such exchange, owners of a beneficial interest in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC’s relevant participants (as identified by DTC) to the trustee.

Selling stockholders

In addition to covering the offering of debt securities, preferred stock and common stock by us, this prospectus covers the offering for resale of common stock by selling stockholders. The applicable prospectus supplement will set forth, with respect to each selling stockholder,

•	the name of the selling stockholder,

•	the nature of any position, office or other material relationship which the selling stockholder will have had during the prior three years with us or any of our predecessors or affiliates,

•	the number of shares of common stock owned by the selling stockholder prior to the offering,

•	the number of shares to be offered for the selling stockholder’s account, and

•	the number of shares and (if one percent or more) the percentage of common stock to be owned by the selling stockholder after completion of the offering.

Plan of distribution

We may sell the debt securities, preferred stock or common stock offered by this prospectus

•	through underwriters, brokers, dealers or agents;

•	to underwriters or dealers;

•	directly to purchasers;

•	pursuant to delayed delivery contracts or forward contracts; or

•	through a combination of any of these methods of sale.

Any underwriters, dealers, brokers or agents may sell the debt securities, preferred stock or common stock to institutional purchasers in one or more transactions, including block transactions, on the NYSE or otherwise. Any sales of the debt securities, preferred stock or common stock may be made at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The prospectus supplement relating to the securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from such sale, any delayed delivery arrangements, any underwriting discounts and commissions and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we use underwriters in the sale of any securities, the underwriters will acquire such securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the debt securities, preferred stock and common stock, underwriters, brokers, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities, preferred stock or common stock for whom they may act as agent or to whom they may sell as principal.

Underwriters may sell the debt securities, preferred stock or common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. The debt securities, preferred stock or common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of debt securities, preferred stock or common stock will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used the name or names of the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating to such securities, the obligations of the underwriters to purchase the debt securities, preferred stock or common stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities offered if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if those offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If dealers are used in the sale of debt securities, preferred stock or common stock, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of dealers or brokers acting as dealers and the terms of the transaction will be set forth in the prospectus supplement relating to such securities.

We may sell the debt securities, preferred stock or common stock through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect to which this prospectus is delivered will be named, and any commissions that we pay to such agent will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize agents, underwriters, brokers or dealers to solicit offers from certain types of institutions to purchase debt securities, preferred stock or common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Debt securities, preferred stock or common stock may also be sold directly by us. In this case, no underwriters or agents will be involved. We may use electronic media, including the Internet, to sell these securities directly.

The debt securities and the preferred stock, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities or preferred stock for public offering and sale may make a market in such debt securities or preferred stock, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such debt securities or preferred stock.

Agents, brokers, dealers and underwriters may be entitled under agreements with us and any selling stockholders to indemnification by us and selling stockholders, as the case may be, against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which such agents, brokers, dealers or underwriters may be required to make in that respect. Agents, brokers, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Legal matters

Certain legal matters in connection with the offering of debt securities, preferred stock and common stock will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement. As of August 31, 2008, lawyers at Fulbright & Jaworski L.L.P. working on this registration statement owned 2,600 shares of our common stock.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from EOG Resources, Inc. and subsidiaries’ (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”, on January 1, 2006 and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The letter report of DeGolyer & MacNaughton, independent petroleum consultants, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007 and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering.